Exhibit (h.10)

AMENDMENT TO TRANSFER AGENT SERVICING AGREEMENT

THIS AMENDMENT, dated as of July 24, 2002, modifies the Transfer Agent Servicing Agreement by and between U.S. Bancorp Fund Services, LLC (the “Transfer Agent”) and Frontegra Funds, Inc. (the “Funds”), such Agreement being hereinafter referred to as the “Agreement.”

WHEREAS, Section 352 of the USA Patriot Act (the “Act”) and the Interim Final Rule (Section 103.130) adopted by the Department of the Treasury’s Financial Crimes Enforcement Network (the “Rule”) require the Funds to develop and implement an anti-money laundering program and monitor the operation of the program and assess the effectiveness; and

WHEREAS, Section 326 of the Act, as proposed, requires the Funds to develop and implement a Customer Identification Program (“CIP”) as part of the Funds’ overall anti-money laundering program to ensure, among other things, that the Funds obtain certain information from each of its customers and to be reasonably sure it knows each of its customers; and

WHEREAS, in order to assist its transfer agent clients with their anti-money laundering compliance responsibilities under the Act and the Rule, the Transfer Agent has provided to the Funds for their consideration and approval written procedures describing various tools designed to promote the detection and reporting of potential money laundering activity by monitoring certain aspects of shareholder activity (the “Monitoring Procedures”) as well as written procedures for verifying a customer’s identity (the “Customer Identification Procedures”), together referred to as the “Procedures”; and

WHEREAS, the Funds desire to implement the Procedures as part of their overall anti-money laundering program and, subject to the terms of the Act and the Rule, delegate to the Transfer Agent the day-to-day operation of the Procedures on behalf of the Funds.

NOW THEREFORE, the parties agree, and the Agreement is hereby modified, as follows:

1.

The Funds acknowledge that they have had an opportunity to review, consider and comment upon the Procedures provided by the Transfer Agent and the Funds have determined that the  Procedures, as part of the Funds’ overall anti-money laundering program, are reasonably designed to prevent the Funds from being used for money laundering or the financing of terrorist activities and to achieve compliance with the applicable provision of the Bank Secrecy Act and the implementing regulations thereunder.

2.

Based on this determination, the Funds hereby instruct and direct the Transfer Agent to implement the Procedures on the Funds’ behalf, as such may be amended or revised from time to time.

3.

It is contemplated that these Procedures will be amended from time to time by the parties as additional regulations are adopted and/or regulatory guidance is provided relating to the Funds’ anti-money laundering responsibilities.

4.

The Transfer Agent agrees to provide to the Funds (a) prompt written notification of any transaction or combination of transactions that the Transfer Agent believes, based on the Procedures, evidence money laundering activity in connection with the Funds or any shareholder of the Funds, (b) prompt written notification of any customer(s) that the Transfer Agent reasonably believes, based upon the Procedures, to be engaged in money laundering activity, provided that the Funds agree not to communicate this information to the customer, (c) any reports received by the Transfer Agent from any government agency or applicable industry self-regulatory organization pertaining to the Transfer Agent’s anti-money laundering monitoring on behalf of the Funds as provided in this Amendment, (d) prompt written notification of any action taken in response to anti-money laundering violations as described in (a), (b) or (c), and (e) an annual report of its monitoring and customer identification activities on behalf of the Funds.  The Transfer Agent shall provide such other reports on the monitoring and customer identification activities conducted at the direction of the Funds as may be agreed to from time to time by the Transfer Agent and the Funds.

5.

The Funds hereby direct, and the Transfer Agent acknowledges, that the Transfer Agent shall (a) permit federal regulators access to such information and records maintained by the Transfer Agent and relating to the Transfer Agent’s implementation of the Procedures on behalf of the Funds, as they may request, and (b) permit such federal regulators to inspect the Transfer Agent’s implementation of the Procedures on behalf of the Funds.

6.

Fees and expenses (other than those already set forth in the Agreement) for services to be provided by the Transfer Agent hereunder shall be set forth in a fee schedule agreed upon by the Funds and the Transfer Agent from time to time.  A copy of the initial fee schedule is attached hereto as Exhibit A.

7.

This Amendment constitutes the written instructions of the Funds pursuant to the terms of the Agreement.  Except to the extent supplemented hereby, the Agreement shall remain in full force and effect.

IN WITNESS HEREOF, the undersigned have executed this Amendment as of the date and year first above written.

Thomas Holmberg_________________

Joe Redwine_______________________

Frontegra Funds, Inc.

U.S. Bancorp Fund Services, LLC

By:  /s/ Thomas Holmberg___________

By:  /s/ Joe D. Redwine_______________

Authorized Officer

        Authorized Officer

Anti-Money Laundering Fee Schedule

The fees associated with USBFS’s assigned duties and responsibilities are threefold: a base annual fee based on the number of shareholder accounts, a new account fee, and out-of-pocket fees for required database searches on both new and existing accounts.  These fees are set forth below:

AML Base Service (excluding network level three accounts)

0-999 accounts -

$500.00 per year

1,000-4,999 accounts -

$1,000 per year

5,000-9,999 accounts -

$2,500 per year

10,000 + accounts -

$5,000 per year

AML New Account Service -$1.00 per new domestic account

$2.00 per new foreign account

Out-of-pocket expenses -

at cost of database search engine used

-

all other out-of-pocket expenses

Exhibit A

ADDENDUM TO TRANSFER AGENT FEE SCHEDULE

US Bancorp Fund Services, LLC

MUTUAL FUND TRANSFER AGENT SERVICE
ANNUAL FEE SCHEDULE ADDITIONS FOR THE FRONTEGRA FUNDS

Frontegra Total Return Bond Fund

Frontegra Opportunity Fund

Frontegra Growth Fund

Frontegra Horizon Fund

Frontegra Investment Grade Bond Fund

Frontegra New Star International Equity Fund

EFFECTIVE JUNE 2003 SERVICE (JULY 2003 BILL)

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Technology Charges

Annual - $1,400 NSCC Maintenance Fee /CUSIP/Year

Annual - $1,200 Voice Response Unit Fee /CUSIP/Year

FRONTEGRA FUNDS, INC.

US BANCORP FUND SERVICES, LLC

BY:___________________________

BY:_______________________________

ATTEST:_______________________

ATTEST:__________________________

DATE:_________________________

DATE:

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